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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the references to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated March 23, 2004 (except Note 8, as to which the date is May     , 2004) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-113998) and related Prospectus of Senomyx, Inc. for the registration of 6,000,000 shares of its common stock.

ERNST & YOUNG LLP

San Diego, California

        The foregoing consent is in the form that will be signed upon approval by the stockholders of the 4-for-7 reverse stock split of the Company's common stock, which is described in Note 8 of the financial statements.

San Diego, California May 3, 2004	/s/ ERNST & YOUNG LLP

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Consent of Ernst & Young LLP, Independent Auditors